Prospectus Supplement to the Prospectus Supplement dated August 24, 2026 and Prospectus dated July 28, 2025	Filed pursuant to Rule 424(b)(5) Registration No. 333-288533

GREENLAND MINES LTD

This prospectus supplement amends and supplements, only to the extent indicated herein, certain information contained in the prospectus dated July 28, 2025 (the “Base Prospectus”), as supplemented by the prospectus supplement dated August 24, 2026 (the “ATM Prospectus Supplement”) which, together with the Base Prospectus, is referred to here as the “Prospectus”), relating to the offering, issuance and sale of up to $50,000,000 of our common shares, par value of $0.0001 per share from time to time through our sales agent, A.G.P./Alliance Global Partners (“A.G.P.” or the “Sales Agent”), pursuant to the terms of the sales agreement originally dated August 24, 2026 (the “Sales Agreement”) between us and the Sales Agent.

Our common shares are listed on Nasdaq under the symbol “GRML.” On September 22, 2026, the last reported sale price of our common shares was $14.15 per common share. As of the date of this prospectus supplement, $1,388,827.04 of our common shares have been sold pursuant to or under the Sales Agreement.

The purpose of this prospectus supplement is to suspend the Sales Agreement and to terminate the continuous offering by us under the ATM Prospectus Supplement, effective as of the date hereof. No further shares will be sold pursuant to the ATM Prospectus Supplement following the date of this prospectus supplement. We will not make any sales of our common shares pursuant to the Sales Agreement unless and until a new prospectus supplement is filed with the Securities and Exchange Commission and the Sales Agreement remains in full force and effect.

This prospectus supplement should be read in conjunction with, is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including all supplements thereto and documents incorporated by reference therein. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 23, 2026.